UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2005

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

142 West 57th Street, New York, New York		10019-3300
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Executive Officer Bonuses

On January 27, 2005, the Compensation and Human Resources Committee (the "Committee") of the Board of Directors of Arbitron Inc. (the "Company") met and made certain determinations that affect the bonuses for executive officers for 2004.

The Committee previously established certain parameters for determining bonuses for executive officers for 2004. These parameters included achievement of various objective and subjective Company performance goals, as well as individual performance goals in certain circumstances. As a result of the Committee’s review and determination of the Company’s 2004 performance in comparison to the goals established by the Committee, Mr. Steve Morris, the Company’s chief executive officer, will be entitled to a bonus for 2004 in an amount equal to approximately 77% of his 2004 base salary, and Mr. Bill Walsh, the Company’s chief financial officer, will be entitled to a bonus for 2004 in an amount equal to approximately 44% of his 2004 base salary. Bonuses for Mr. Owen Charlebois and Ms. Janice Giannini, two of the Company’s other named executive officers, were established based on an assessment of their individual performance and the determination by the Committee of the Company’s performance based on the goals previously established by the Committee, and as a result Mr. Charlebois will be entitled to a bonus for 2004 in an amount equal to approximately 51% of his 2004 base salary, and Ms. Giannini will be entitled to a bonus for 2004 in an amount equal to approximately 37% of her 2004 base salary. The bonus for Mr. Pierre Bouvard, the Company’s other named executive officer, has not yet been determined.

Appointment of New Chief Information Officer

The Company announced that Scott Henry has been hired as the Company’s new chief information officer. He replaces Janice Giannini, who left the Company effective December 31, 2004.

Under the terms of Mr. Henry’s offer letter, Mr. Henry will be paid an annual base salary of $225,000, plus an additional $15,000 per year in lieu of perquisites, and will be eligible to participate in the Company’s long-term incentive compensation programs that are generally available to the Company’s executive officers. He is guaranteed a target annual bonus payment for 2005 in an amount equal to 40% of his base salary. Mr. Henry also will receive a signing bonus in the amount of $30,000. It is anticipated that Mr. Henry will receive an initial grant of options to purchase at least 10,000 shares of common stock of the Company, although this grant is subject to approval by the Executive Compensation and Human Resources Committee of the Board of Directors of the Company.

We may terminate Mr. Henry’s employment at any time, with or without cause, but if the Company terminates Mr. Henry’s employment within the first 18 months of employment for reasons other than for cause (such as in the case of fraud, misrepresentation, theft or embezzlement of company assets), death or disability, Mr. Henry will be entitled to receive severance in the amount of his annual base salary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

February 2, 2005	By:	Dolores L. Cody

Name: Dolores L. Cody
Title: Executive Vice President, Legal & Business Affairs, Chief Legal Officer & Secretary